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                                  EXHIBIT 4.13




                                AMENDMENT NO. 1

                                       TO
                         REGISTRATION RIGHTS AGREEMENT




         This Amendment is made this 12th day of February 1996 by HARCOR ENERGY, INC., a Delaware corporation (the "Company") and FIRST UNION NATIONAL BANK OF NORTH CAROLINA ("First Union").



                                  WITNESSETH:


         WHEREAS, on June 24, 1994, HarCor entered into a financing transaction with First Union to borrow certain funds; and, in connection with that borrowing, First Union acquired a certain warrant dated June 30, 1994 from HarCor entitling First Union to purchase, subject to its provisions, up to 200,000 shares of the Common Stock, par value $.10 of HarCor at a price of $4.75 per share, expiring on December 31, 1999 (hereinafter the "Warrant Certificate") and

         WHEREAS, the parties entered into a Registration Rights Agreement dated June, 30, 1994 (the "Registration Rights Agreement) that grants certain registration





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rights to First Union for the "Registrable Shares" as that term is defined therein, issued pursuant to the said  Warrant Certificate, and

         WHEREAS, the parties desire to amend the said Registration Rights Agreement to provide that the Shares issued under the cashless option provision of the said Warrant Certificate will have "piggy back" registration rights only, and

         WHEREAS, the parties desire to amend the said Registration Rights Agreement for the purposes expressed herein;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements between the said parties and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the said parties agree to amend the Registration Rights Agreement as follows:

         1. The first paragraph of Section 2 (a) of the Registration Rights Agreement shall be amended by adding the following sentence at the end of such paragraph:

                          "notwithstanding anything contained herein to the contrary, no Registrable Shares issued upon the exercise of the cashless option in Section 6C of the Warrant Certificate, as amended, shall be eligible for the demand registrations provided in this Section 2(a). The Holder shall only have the rights set out in Section 2(b) to "piggy back" registrations for such Registrable Shares."

         2. Unless the context of this Amendment otherwise requires or unless otherwise expressly defined herein, the terms defined in the Warrant Certificate shall have the same meanings whenever used in this Amendment.

         3. No other terms and conditions of the Registration Rights Agreement are changed by this Amendment, and, except as set out herein, this




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                 Amendment shall not operate as a waiver of any provision of or remedy under the Registration Rights Agreement.

         4. This Amendment shall become effective as of the date first written above upon execution and shall be governed by the laws of the State of Delaware without regard to conflict of law principles.


         Executed this 12th day of February 1996.


         Attest:                             HARCOR ENERGY, INC.


         by /s/ GARY S. PECK                  by /s/ FRANCIS H. ROTH
            -----------------------             ---------------------------
            Gary S. Peck, Secretary              Francis H. Roth, President




                                    FIRST UNION NATIONAL BANK OF NORTH CAROLINA



                                             by    /s/
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                                             its
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